Exhibit 99.1
Armstrong World Industries Reports Fourth Quarter 2009 Results
LANCASTER, Pa., March 1, 2010 — Armstrong World Industries, Inc. (NYSE: AWI) today reported fourth quarter 2009 net sales of $653.0 million, down 8 percent, from $708.4 million in the same period for 2008. Excluding a $15 million, or 2 percent, impact of foreign exchange rates, sales decreased 10 percent. Reported operating loss from continuing operations of $1.6 million compared to operating loss of $6.5 million in the fourth quarter of 2008. Adjusted operating income from continuing operations of $25.6 million increased 16 percent compared to $22.0 million on the same basis.
The Company uses adjusted income from operations in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $27.2 million in the fourth quarter of 2009 and $28.5 million in the fourth quarter of 2008.
Reported net loss from continuing operations was $3.8 million, or $0.07 per diluted share. This compared to a net loss of $26.2 million, or $0.46 per diluted share, in the fourth quarter of 2008. Adjusted net income from continuing operations was $12.8 million, or $0.22 per diluted share, compared to $9.8 million, or $0.17 per diluted share, on the same basis in 2008.
Reduced operating costs more than offset the impact of lower sales to the 2009 fourth quarter adjusted operating income. Market trends experienced in the first three quarters shifted through the fourth quarter. While declines in most commercial markets continued, residential market declines moderated, resulting in a 10 percent volume decline. The margin impact of lower sales volume was mitigated by a combined benefit from input cost deflation, reduced manufacturing costs and lower selling, general and administrative (“SG&A”) expenses.

4th Quarter Segment Highlights
Resilient Flooring net sales were $237.6 million in the fourth quarter of 2009 compared to $246.6 million in the same period of 2008. Excluding the impact of foreign exchange rates of $8 million, net sales declined about 7 percent. Lower sales volumes, particularly in the Americas commercial market, contributed to the decline. Reported operating loss was $6.9 million compared to a loss of $25.4 million in the fourth quarter of 2008. European Resilient Flooring contributed losses of $5.2 million and $15.0 million, respectively to those totals. Adjusted operating loss for the segment of $4.5 million improved significantly from a loss of $16.7 million calculated on the same basis in the prior year, despite lower sales. Operating loss decreased as lower raw material, manufacturing and SG&A costs offset the margin impact of lower volume and reduced international product mix profitability.
Wood Flooring net sales of $120.7 million in the fourth quarter of 2009 declined 3 percent from $124.5 million in the prior year’s quarter as the pace of residential housing market declines slowed. Reported operating loss of $10.2 million in the fourth quarter was lower than a loss of $25.8 million reported in 2008. Adjusted operating income of $9.7 million improved significantly from a loss of $0.4 million calculated on the same basis in the prior year. The improvement was despite lower sales, and primarily due to reduced costs including raw materials, manufacturing and SG&A.
Building Products net sales of $260.0 million in the fourth quarter of 2009 decreased from $298.7 million in the prior year’s quarter. Excluding the effects of foreign exchange rates of $7 million, sales decreased by 16 percent. Volume declined in weaker commercial markets in the Americas and Europe. Product mix improvement offset modestly lower price realization. Reported operating income decreased to $23.6 million from $38.8 million in the fourth quarter of 2008. The margin impact of lower sales offset the benefits of reduced manufacturing expenses.

Cabinets 2009 fourth quarter net sales of $34.7 million were 10 percent below sales of $38.6 million in 2008 due to less volume. Reported operating loss for the fourth quarter of $8.3 million was worse than the prior year’s $2.8 million loss. 2009 adjusted operating loss was $3.4 million. The $4.9 million adjustment related to expenses associated with the announced closure of the Auburn, Nebraska manufacturing plant.
Unallocated corporate income of $0.2 million in the fourth quarter of 2009 compared to income of $8.7 million in the fourth quarter of 2008. 2008 adjusted unallocated corporate income was $3.1 million, with the adjustment being primarily a $7 million insurance settlement.
Free cash flow of $53 million in the fourth quarter of 2009 compared to $65 million in 2008. Lower cash earnings and reduced distributions from the WAVE joint venture offset improvements from working capital reductions and lower cash taxes.
Full Year Results
For the year ended December 31, 2009, net sales were $2.7 billion compared to $3.4 billion in 2008. Excluding a $111 million impact from exchange rates, net sales decreased by 16 percent. Lower volumes in declining markets accounted for the decline.
Reported operating income for the year was $90.6 million compared to $210.9 million for the same period in 2008. Adjusted operating income of $155.9 million decreased 38 percent compared to adjusted operating income of $253.0 million in 2008. The margin impact from sales volume declines and lower earnings from WAVE more than offset input cost deflation, reduced manufacturing costs and lower SG&A expenses.

Reported net earnings from continuing operations were $77.7 million, or $1.36 per diluted share, compared to $80.4 million, or $1.41 per diluted share in 2008. Adjusted net earnings from continuing operations of $81.5 million, or $1.43 per diluted share, compared to $134.3 million, or $2.38 per diluted share, on the same basis in 2008.
Free cash flow for the year was $211 million compared to $142 million in 2008 as reductions in working capital more than offset the impact of lower earnings.
Outlook
Global macroeconomic forecasts indicate a challenging outlook for many key markets in 2010. North American commercial markets are expected to decline approximately 10 percent. Declines in North American residential markets are estimated to be no more than 5 percent, with an anticipated 14 percent improvement in U.S. housing starts, primarily in the second half, and 4 percent declines in renovation. European markets are anticipated to decline at least 5 percent.
Management expects 2010 sales to be between $2,650 million and $2,850 million. Adjusted operating income is forecast to be in the range of $135 million and $165 million, compared to $156 million in 2009. 2010 adjusted EPS is expected to be $1.20-$1.50 per diluted share, compared to $1.43 per diluted share in 2009. 2010 cash taxes are estimated to be less than $10 million. A 42 percent tax rate will be utilized for adjusted earnings to facilitate comparability from period to period. Free cash flow is anticipated to be between $35 million and $65 million.
Adjusted figures are reconciled to GAAP in tables at the end of this release.

Annual Meeting
The Board of Directors established Friday, July 2, 2010 as the date for the Company’s annual meeting of shareholders. Shareholders of record at the close of trading on Monday, April 5, 2010 will be entitled to vote at that meeting. Pursuant to Article II, Section 5 of the Company’s Bylaws, if a shareholder other than the Asbestos Personal Injury Settlement Trust should wish to propose business to come before that meeting, written notice of such business must be received by the Corporate Secretary of the Company no later than Wednesday, March 24, 2010. Any such notice should be addressed to the attention of: Jeffrey D. Nickel, Corporate Secretary, Armstrong World Industries, Inc., 2500 Columbia Avenue, Lancaster, PA 17603. It is recommended that any notice be sent via means that will provide confirmation of the delivery date.
Earnings Webcast
Management will conduct a discussion for shareholders during a live Internet broadcast beginning at 1:00 p.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “For Investors” to access the call and the accompanying slide presentation. The replay of this event will also be available on the Company’s Web site.
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Contacts
Beth Riley, bariley@armstrong.com
Investors: (717) 396-6354
News media: (866) 321-6677
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement.

About Armstrong and Additional Information
More details on the Company’s performance can be found in its Form 10-K, filed with the SEC last Friday. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange, and certain, expenses, gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 36 plants in nine countries and has approximately 10,800 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions, except for per-share amounts)

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net sales	$653.0	$708.4	$2,780.0	$3,393.0
Cost of goods sold	515.4	570.2	2,159.0	2,632.0
Selling, general and administrative expenses	131.1	127.2	552.4	579.9
Intangible asset impairment	18.0	25.4	18.0	25.4
Restructuring charges, net	—	—	—	0.8
Equity (earnings) from joint venture	(9.9)	(7.9)	(40.0)	(56.0)

Operating income (loss)	(1.6)	(6.5)	90.6	210.9

Interest expense	3.8	7.1	17.7	30.8
Other non-operating expense	0.4	0.1	0.9	1.3
Other non-operating (income)	(0.6)	(2.1)	(3.2)	(10.6)

Earnings (loss) from continuing operations before income taxes	(5.2)	(11.6)	75.2	189.4
Income tax expense (benefit)	(1.4)	14.6	(2.5)	109.0

Earnings (loss) from continuing operations	(3.8)	(26.2)	77.7	80.4
Discontinued operations, net of tax	—	0.7	—	0.6

Net earnings (loss)	$(3.8)	$(25.5)	$77.7	$81.0

Earnings (loss) per share of common stock, continuing operations:
Basic	$(0.07)	$(0.46)	$1.36	$1.41
Diluted	$(0.07)	$(0.46)	$1.36	$1.41

Gain per share of common stock, discontinued operations:
Basic	$—	$0.01	$—	$0.01
Diluted	$—	$0.01	$—	$0.01

Net earnings (loss) per share of common stock:
Basic	$(0.07)	$(0.45)	$1.36	$1.42
Diluted	$(0.07)	$(0.45)	$1.36	$1.42

Average number of common shares outstanding:
Basic	57.5	56.5	56.8	56.4
Diluted	57.9	56.5	57.0	56.4

SEGMENT RESULTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions)

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net sales:
Resilient Flooring	$237.6	$246.6	$1,031.7	$1,220.1
Wood Flooring	120.7	124.5	510.4	624.6
Building Products	260.0	298.7	1,087.7	1,369.1
Cabinets	34.7	38.6	150.2	179.2

Total Net Sales	$653.0	$708.4	$2,780.0	$3,393.0

Operating income (loss):
Resilient Flooring	$(6.9)	$(25.4)	$0.1	$(16.8)
Wood Flooring	(10.2)	(25.8)	(5.9)	(2.4)
Building Products	23.6	38.8	155.9	239.7
Cabinets	(8.3)	(2.8)	(18.3)	(6.7)
Unallocated Corporate	0.2	8.7	(41.2)	(2.9)

Total Operating Income (Loss)	$(1.6)	$(6.5)	$90.6	$210.9

Selected Balance Sheet Information
(amounts in millions)

	December 31,	December 31,
	2009	2008
Assets:
Current assets	$1,331.6	$1,261.5
Property, plant and equipment, net	929.2	954.2
Other noncurrent assets	1,041.8	1,136.1

Total assets	$3,302.6	$3,351.8

Liabilities and equity:
Current liabilities	$357.3	$385.4
Noncurrent liabilities	1,037.4	1,215.1
Equity	1,907.9	1,751.3

Total liabilities and equity	$3,302.6	$3,351.8

Selected Cash Flow Information
(amounts in millions)

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2009	2008
Net earnings	$77.7	$81.0
Other adjustments to reconcile net earnings to net cash provided by operating activities	243.4	211.6
Changes in operating assets and liabilities, net	(60.9)	(78.4)

Net cash provided by operating activities	260.2	214.2
Net cash used for investing activities	(41.0)	(75.7)
Net cash used for financing activities	(26.7)	(277.0)

Effect of exchange rate changes on cash and cash equivalents	22.0	(20.8)

Net increase (decrease) in cash and cash equivalents	214.5	(159.3)
Cash and cash equivalents, beginning of period	355.0	514.3

Cash and cash equivalents, end of period	$569.5	$355.0

Reconciliation to GAAP (unaudited)

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
CONSOLIDATED	December 31,	December 31,	December 31,	December 31,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$25.6	$22.0	$155.9	$253.0

Cost reduction initiatives expenses	6.2	7.1	12.7	20.8
Chapter 11 related post-emergence income	—	—	—	(1.3)
Review of strategic alternatives	—	—	—	1.2
Asset impairments	21.0	28.3	21.0	28.3
Insurance settlement	—	(6.9)	—	(6.9)
Accelerated stock-based compensation expense	—	—	31.6	—

Operating Income (Loss), Reported	$(1.6)	$(6.5)	$90.6	$210.9

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
RESILIENT FLOORING	December 31,	December 31,	December 31,	December 31,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$(4.5)	$(16.7)	$7.8	$0.2

Cost reduction initiatives (income) expenses	(0.6)	5.8	4.7	14.1
Asset impairments	3.0	2.9	3.0	2.9

Operating Income (Loss), Reported	$(6.9)	$(25.4)	$0.1	$(16.8)

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
WOOD FLOORING	December 31,	December 31,	December 31,	December 31,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$9.7	$(0.4)	$14.0	$23.0

Cost reduction initiatives expenses	1.9	—	1.9	—
Asset impairments	18.0	25.4	18.0	25.4

Operating Income (Loss), Reported	$(10.2)	$(25.8)	$(5.9)	$(2.4)

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
CABINETS	December 31,	December 31,	December 31,	December 31,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$(3.4)	$(2.8)	$(12.2)	$(6.7)

Cost reduction initiatives expenses	4.9	—	6.1	—

Operating Income (Loss), Reported	$(8.3)	$(2.8)	$(18.3)	$(6.7)

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
UNALLOCATED CORPORATE EXPENSE	December 31,	December 31,	December 31,	December 31,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$0.2	$3.1	$(9.6)	$(3.2)

Cost reduction initiatives expenses	—	1.3	—	6.7
Chapter 11 related post-emergence income	—	—	—	(1.3)
Review of strategic alternatives	—	—	—	1.2
Insurance settlement	—	(6.9)	—	(6.9)
Accelerated stock-based compensation expense	—	—	31.6	—

Operating Income (Loss), Reported	$0.2	$8.7	$(41.2)	$(2.9)

Note: No adjustments necessary for Building Products.

	Three Months Ended		Three Months Ended
	December 31, 2009		December 31, 2008
CONSOLIDATED	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$25.6		$22.0

Other (Expense) Income	(3.6)		(5.1)

Earnings Before Taxes, Adjusted	22.0		16.9

Adjusted Tax (Expense) Benefit @ 42%	(9.2)		(7.1)

Net Earnings, Adjusted	$12.8	$0.22	$9.8	$0.17

Adjustment Items	(27.2)		(28.5)
Reversal of Adjusted Tax @ 42%	9.2		7.1
Ordinary Tax	2.7		6.4
Unbenefitted Foreign Losses	(6.1)		(5.6)
Tax Adjustments	4.8		(13.9)
IRS Audit of Tax Refund	—		(1.5)

Net earnings from continuing operations, Reported	$(3.8)	$(0.07)	$(26.2)	$(0.46)

	Year Ended		Year Ended
	December 31, 2009		December 31, 2008
	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$155.9		$253.0

Other (Expense) Income	(15.4)		(21.5)

Earnings (Loss) Before Taxes, Adjusted	140.5		231.5

Adjusted Tax (Expense) Benefit @ 42%	(59.0)		(97.2)

Net Earnings (Loss), Adjusted	$81.5	$1.43	$134.3	$2.38

Adjustment Items	(65.3)		(42.1)
Reversal of Adjusted Tax @ 42%	59.0		97.2
Ordinary Tax	(30.5)		(77.3)
Unbenefitted Foreign Losses	(17.3)		(14.2)
Tax Adjustments	6.8		(11.6)
IRS Audit on Tax Refund	43.5		(5.9)

Net earnings (Loss) from continuing operations, Reported	$77.7	$1.36	$80.4	$1.41

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
CASH FLOW	December 31,	December 31,	December 31,	December 31,
(millions)	2009	2008	2009	2008
Free Cash Flow
Net Cash From Operations	$82	$86	$260	$214

Plus / (minus): Net Cash from Investing	(29)	(20)	(41)	(76)
Add back / (subtract):
Emergence related payments	—	(1)	—	3
Divestiture	—	—	(8)	—
Acquisitions	—	—	—	1

Free Cash Flow	$53	$65	$211	$142